CERTIFICATE OF AMENDMENT
                               OF
                  CERTIFICATE OF INCORPORATION
                               OF
                       LITTLE CREEK, INC.


     Little Creek, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

      FIRST:   The name of the corporation is Little Creek, Inc.

      SECOND: The following amendment was adopted by the Board of Directors and stockholders of the corporation on October 28, 2002, in the manner prescribed by Sections 141 and 242 of the General Corporation Law of the State of Delaware.

          RESOLVED, that the corporation change its name to "TMSF HOLDINGS, INC.";

          FURTHER, RESOLVED, that such amendment take effect on filing with the Secretary of State of Delaware.

      THIRD:   This amendment does not provide for any exchange,
reclassification or cancellation of issued shares.

      FOURTH: This amendment does not effect a change in the stated capital of the corporation.

     IN WITNESS WHEREOF, Little Creek, Inc. has caused this Certificate to be signed by Travis T. Jenson, its President, and attested by Thomas J. Howells, its Vice President, this 30th day of October, 2002.

                                   LITTLE CREEK, INC.


                                   By /s/ Travis T. Jenson
                                      -----------------------------------
                              Travis T. Jenson, President
Attest:


/s/ Thomas J. Howells
------------------------------------
Thomas J. Howells, Vice President